                                                                   EXHIBIT 10(b)

                              CITY OF JACKSONVILLE
                        INTERCHANGE DEVELOPMENT AGREEMENT

     This Interchange Development Agreement is made and entered into by and between the CITY OF JACKSONVILLE, Florida, a municipal corporation and a political subdivision of the State of Florida, hereinafter referred to as the "City", and GRAN CENTRAL CORPORATION, a Florida corporation, hereinafter referred to as "Gran Central", all as of the ______ day of ___________, 1999.

                               RECITATION OF FACTS

          A. WHEREAS, Interstate 95 currently serves as a primary north-south artery for traffic in and around the City. There currently exists no interchange south of US 1 on Interstate 95 to serve the southern end of the City. The southern end of the City is presently experiencing significant growth thereby increasing significantly the traffic congestion on other roads which traffic could be served by Interstate 95 if an interchange were constructed. The construction of an interchange at the intersection of Interstate 95 and Old St. Augustine Road (hereinafter referred to as the "Interchange") is not currently planned by State or Federal authorities and will not be constructed for a number of years by State or Federal authorities. In light of this growth and in light of the acute and critical stress being placed on other transportation facilities in the vicinity, the City recognizes the immediate and critical need for the Interchange.

         B. WHEREAS, the City recognizes that construction of the Interchange will also make a significant beneficial contribution to current and future regional transportation needs and constitutes "large regional impact" as provided for in the Incentive Policy of Jacksonville Economic Development Commission as such Incentive Policy has been approved by the City.

         C. WHEREAS, the City does not currently have funds appropriated or a source of funds dedicated to construction of the Interchange; however, it anticipates that the enhanced property values and growth potential generated by the Interchange will generate sufficient funds to pay for a number of transportation improvements, including but not limited to the Interchange.

         D. WHEREAS, recognizing the enhanced property values it will enjoy as a result of the Interchange, Gran Central is willing to cause the Interchange to be immediately designed, constructed and approved in accordance with the standards and requirements of the State of Florida Department of Transportation (the "DOT"), at its cost, provided that such costs may be reimbursed through increased County ad valorem revenues generated from the Interchange

Development Area as hereinafter defined and from other sources as provided for herein.

         E. WHEREAS, the purpose of this Interchange Development Agreement ("Agreement") is to set forth the respective rights and obligations of the City and Gran Central concerning the Interchange, including but not limited to:

                  1. The agreement of Gran Central to:

                           (a) conduct such studies and analysis as may be
required to obtain regulatory approval of the location of the Interchange;

                           (b) use its good faith efforts to obtain DOT and
other regulatory approvals;

                           (c) convey to the DOT certain real property necessary
or desirable for the construction of the Interchange;

                           (d) design and construct the Interchange; and

                           (e) terminate the Access Easement.

                  2. The agreement of the City to:

                           (a) obtain title to real property by eminent domain
or otherwise as necessary or desirable to develop the Interchange, the cost of which shall be advanced by Gran Central;

                           (b) establish a developer contribution fund for
investment recoupment by Gran Central (the "Investment Recouping Fund"); and

                           (c) from amounts paid into the Investment Recouping
Fund so established, pay to Gran Central and make an economic development grant to Gran Central to be funded in an amount equal to the Project Grant, as hereinafter defined, in consideration of the acquisition, permitting, design and construction of the Interchange and New Access Road, as hereinafter defined.

         F. WHEREAS, pursuant to the terms of related agreements, DOT will monitor and inspect construction of the Interchange to confirm compliance with the DOT standards and requirements; accept conveyance of the real property including those lands when acquired by the City and accept conveyance of improvements constituting the Interchange upon completion; and maintain the Interchange as part of the interstate highway system upon its completion.

                  1. Gran Central is qualified to carry out and complete the Interchange in accordance with this Agreement.

                  2. Gran Central's willingness to assume responsibility for financing the cost and expense of the Interchange and to accept payment of the Interchange Development Costs in annual installments will enable the City to fund and pay the Interchange Development Costs as and when incremental property tax revenues generated from the Interchange in the Interchange Development Area are received by the City.

                  3. Funding from the sources provided herein for the Interchange Development Costs is necessary to enable Gran Central to construct the Interchange on a basis that will be economically viable and competitive.

                  4. The authorizations provided by this Interchange Development Ordinance are for public uses and purposes for which the City may use its powers as a municipality and a political subdivision of the State of Florida in order to provide essential economic development assistance for the Interchange, and the necessity in the public interest for the provisions herein enacted is hereby declared as a matter of legislative determination.

         G. WHEREAS, Gran Central recognizes the importance of the role of community service in good corporate citizenship. Gran Central provides significant community service and support to the City of Jacksonville and its citizens by participation in numerous voluntary community activities and has pledged to continue it's efforts toward community service in Jacksonville.

         H. WHEREAS, the Jacksonville Economic Development Commission has recommended approval of the Interchange proposal; and

         I. WHEREAS, Gran Central has agreed to finance the cost of the Interchange and to accept payment of the Interchange Development Costs in installments as provided in this Agreement, enabling the City to fund and pay the Interchange Development Costs if and when incremental property tax revenues generated by the Interchange within the Interchange Development Area and Investment Recouping Funds are received by the City and thereby eliminate the necessity for the City to borrow funds in order to pay the Interchange Development Costs.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, together with other good and valuable consideration, the City and Gran Central agree to the terms of this Agreement.

                            AGREEMENT OF THE PARTIES

1. Accuracy of Recitals and Definitions.

         1.1 The matters set forth in the Recitation of Facts paragraphs of this Agreement are true and correct as of the date hereof and are incorporated herein by reference.

         1.2 Definitions. The terms used in this Agreement shall have the following meanings:

                  (a) "ACCESS EASEMENT" shall have the meaning ascribed in
Section 3 below.

                  (b) "AGREEMENT" shall mean this Interchange Development Agreement.

                  (c) "APPLEBAUM PROPERTY" shall mean the Property described on Exhibit "B" attached hereto.

                  (d) "CITY" shall mean the City of Jacksonville, Florida, a municipal corporation and a political subdivision of the State of Florida.

                  (e) "COMMENCEMENT" shall have the meaning ascribed in Section 4 below.

                  (f) "CONSTRUCTION FUNDS FACTOR" shall have the meaning ascribed in Section 5.3 below.

                  (g) "DOT" shall have the meaning ascribed in Section D of the Recitation of Facts herein.

                  (h) "DOT AGREEMENT" shall have the meaning ascribed in Exhibit "A" attached hereto.

                  (i) "GRAN CENTRAL" shall mean Gran Central Corporation, a Florida corporation.

                  (j) "GRAN CENTRAL PROPERTY" shall be the Property described on Exhibit "B" attached hereto.

                  (k) "INTERCHANGE" shall mean the interchange improvements to be constructed by Gran Central pursuant to the DOT Agreement at the intersection of Interstate 95 and Old St. Augustine Road.

                  (1) "INTERCHANGE COMMENCEMENT DATE" shall have the meaning ascribed in Section 9.16 below.

                  (m) "INTERCHANGE DEVELOPMENT AREA" shall have the meaning ascribed in Section 6.2 below.

                  (n) "INTERCHANGE DEVELOPMENT COSTS" shall have the meaning ascribed in Section 5.1 below.

                  (o) "INTERCHANGE DEVELOPMENT ORDINANCE" shall have the meaning ascribed in Section 6.1 below.

                  (p) "INTERCHANGE LANDS" shall be those lands described on Exhibit "B" attached hereto.

                  (q) "INVESTMENT RECOUPING CONTRIBUTIONS" shall have the meaning ascribed in Section 7 below.

                  (r) "INVESTMENT RECOUPING FUND" shall have the meaning ascribed in Section E(2)(c) of the Recitation of Facts above.

                  (s) "MAXIMUM IDF REIMBURSEMENT COST" shall have the meaning ascribed in Section 5.3 below.

                  (t) "NEW ACCESS ROAD" shall have the meaning ascribed in
Section 3 below.

                  (u) "NOTICE" shall have the meaning ascribed in Section 4 below.

                  (v) "PROJECT GRANT" shall have the meaning ascribed in
Section 6.2 below.

                  (w) "VENDORS" shall have the meaning ascribed in Section 9.11 below.

         2. Predesigned Studies and Approvals. Within 90 days from the execution hereof, Gran Central shall commence or commission such studies, analyses and evaluations as may be necessary to obtain the DOT's approval of the location of the Interchange. Upon obtaining such approval, Gran Central shall, subject to the terms hereof, enter into the State of Florida Department of Transportation Interchange Development Agreement substantially in the form attached hereto as Exhibit "A" (the "DOT Agreement"). The execution and delivery of the DOT Agreement by Gran Central and the DOT shall be a condition precedent to the obligation of the City to commence acquisition of the Applebaum Property as defined in and pursuant to Section 3 below and the obligation of Gran Central to commence design and permitting of the Interchange pursuant to Sections 4.1 and
4.2 below.

         3. Real Estate Acquisition and Transfer. The Interchange shall be located on the lands described on Exhibit "B" hereto (the

"Interchange Lands"). The Interchange Lands are comprised of (i) property presently owned in fee simple by Gran Central (the "Gran Central Property") as described on Exhibit "B", and (ii) property owned in fee simple by the Applebaum Trust (the "Applebaum Property") as described on Exhibit "B". A portion of the Applebaum Property is subject to an easement in favor of Gran Central which provides the sole means of ingress and egress to additional lands of Gran Central adjacent to the Applebaum Property (the "Access Easement"). In addition to and simultaneously with conveyance of the Gran Central Property to the DOT, Gran Central shall terminate its rights to the Access Easement in consideration of the agreements of the City and the DOT as contained herein to include the design, permitting and construction of a new access road over and upon a portion of the Interchange Lands which will provide access to remaining lands owned by Gran Central (the "New Access Road") as part of the reimbursed costs of Gran Central as provided for herein.

         3.1 Acquisition of Applebaum Property.

                  (a) Subject to and conditioned upon: (i) execution of the DOT Agreement; and (ii) receipt of all permits and approvals required under Section
4.2 hereof, the City shall exercise its powers of eminent domain if necessary to acquire title to the Applebaum Property for purposes of constructing the Interchange and New Access Road. If condemnation under the power of eminent domain is commenced and prosecuted, it shall be under the authority of Chapter 73, F.S. and no declaration of taking or other provisions of Chapter 74, F.S. shall be filed or utilized without the prior written approval of Gran Central. Gran Central shall pay the cost and expenses of the condemnation proceedings for the Applebaum Property, including but not limited to any appraisal reports. The City shall have no responsibility for any such costs or expenses.

                  (b) Upon completion of the condemnation, the City will convey the Applebaum Property to the DOT by Special Warranty Deed pursuant to the DOT Agreement subject only to those matters that were disclosed by title search and which are not removed as part of the condemnation proceeding. The City agrees to remove all objectionable title matters pursuant to the condemnation proceeding to the extent possible. Gran Central shall pay the cost of recording the Special Warranty Deed, the documentary stamps due thereon, if any, and the cost of any title insurance premium which may be required by law as a condition to acceptance of the conveyance by DOT.

                  (c) The Applebaum Property shall be conveyed "as is." The City shall have no obligation to remove any existing improvements, structures or obstructions from the condemned property. It shall be the sole responsibility of Gran Central, at its expense, to investigate and determine the soil conditions of the condemned property. The City makes no representation as to the presence on or under, or the escape, seepage, leakage, spillage, emission, discharge or release from the condemned property of any hazardous substance as defined by the United States Environmental Protection Agency or in any Federal, state or local law, rule or regulation.

         3.2 Timing Termination Events. If the City shall not have successfully and finally completed the acquisition of the Applebaum Property as herein provided within twelve (12) months of Commencement, as such term is defined in
Section 4 below, for any reason whatsoever, then Gran Central may elect to terminate this Agreement by providing written notice to the City not later than thirteen (13) months after commencement.

         3.3 Cost Termination Event.

                  (a) Should the estimated Interchange Development Costs exceed the Maximum IDF Reimbursement Cost, as such term is defined in Section 5.3 below, then Gran Central shall have the right, at any time within ten (10) days after Gran Central receives notice of the rendition of a judgment in the condemnation proceeding by notice to the City and its condemnation attorney, to terminate this Agreement unless the City agrees prior thereto in its sole discretion to reimburse to Gran Central the Interchange Development Costs in excess of the Maximum IDF Reimbursement Cost in the manner provided in Section 6 hereof. If Gran Central does not elect to so terminate this Agreement, then all costs and expenses incurred by Gran Central in the development of the Interchange and New Access Road in excess of the Maximum IDF Reimbursement Cost shall be paid by Gran Central without any right to reimbursement from the Project Grant or the Investment Recouping Fund.

                  (b) Upon receiving Gran Central's notice of termination, the City's condemnation attorney shall file a voluntary dismissal. Thereafter, Gran Central shall continue to be responsible for all related costs, including but not limited to the attorneys' fees payable to the City's condemnation attorney plus those fees and costs assessed against the City by the court in the condemnation proceeding.

         3.4 Termination. Upon termination of this Agreement, at the option of Gran Central for either reason as aforesaid, Gran Central shall be relieved of any further obligation hereunder except for the payment of fees and costs incurred in the condemnation proceedings up to the date of termination. Upon termination of this Agreement pursuant to this Section 3.4, Gran Central shall have no obligation to pay any condemnation award for the Applebaum Property.

         3.5 Conveyance of Gran Central Property.

                  (a) Subject to and conditioned upon: (i) execution of the DOT Agreement; (ii) satisfaction of all conditions of construction commencement set forth in Section 2.1 of the DOT Agreement; (iii) receipt of all permits and approvals required under Section 4.2 hereof; (iv) acquisition of the Applebaum Property pursuant to the condemnation described in Section 3.1 above; and (v) City establishment of the Investment Recouping Fund as set forth in Section 8(g) below, Gran Central shall convey to the DOT the Gran Central Property and its rights in and to the Access Easement.

                  (b) Gran Central shall convey the Gran Central Property to the DOT by Special Warranty Deed and its rights in the Access Easement to the DOT by Quitclaim Deed. Gran Central shall pay the cost of recording the Special Warranty Deed and Quitclaim Deed, the documentary stamps due thereon, if any, and the cost of any title insurance policy premium which may be required by law as a condition to acceptance of the conveyances by the DOT.

         4. Design, Permitting and Construction of the Interchange and New Access Road. Gran Central shall design, obtain the necessary permits and construct the Interchange in accordance with the DOT Agreement. The DOT Agreement may not be modified, altered or amended without the prior written consent of the City which consent shall not be unreasonably delayed or withheld. Gran Central shall not be required to commence final design of the Interchange unless and until (i) the DOT executes and delivers the DOT Agreement and (ii) the City has commenced acquisition of the Applebaum Property pursuant to
Section 3.1 hereof ("Commencement"). Notwithstanding the foregoing, however, as a condition to the City's obligation to commence condemnation proceedings as to the Applebaum Property, Gran Central shall be required to commence and complete the Project Development and Environmental Study, the Interchange Modification Report and permitting of the Interchange as set forth in Section 4.2 hereof, and shall notify the City in writing within thirty (30) days of satisfaction of such conditions that such conditions have been satisfied (the "Notice"). The City shall introduce legislation necessary to commence the condemnation proceedings as to the Applebaum Property within thirty (30) days of receipt of the Notice from Gran Central and shall diligently prosecute such condemnation proceedings to final conclusion.

         4.1 Interchange Design. Gran Central shall, at its expense, retain the services of appropriate professionals to design the Interchange and to produce working plans and specifications for the construction of the Interchange. The parties acknowledge that the design criteria shall include (i) efforts to minimize the quantity of land necessary to be condemned or acquired and (ii) applicable Federal and State requirements. The City shall assist

Gran Central in obtaining the required approval of the design of the Interchange from the DOT. Gran Central shall pay the costs and fees incurred in the production of the design of the Interchange, together with the costs and fees associated with the production of the working drawings containing the plans and specifications of the Interchange.

         4.2 Interchange Permits. Gran Central shall obtain all permits required for the construction of the Interchange, including, but not limited to, any permits required by the Federal Highway Administration, United States Army Corps of Engineers, the DOT, Florida Department of Environmental Protection, St. Johns River Water Management District and the City. The City shall support Gran Central in obtaining all required permits for the design and construction of the Interchange.

         4.3 New Access Road. Simultaneously with design, permitting and construction of the Interchange, Gran Central shall cause to be designed, permitted and constructed the New Access Road upon the Interchange Lands (which property shall be adjacent to or in reasonable proximity to the Interchange) for the purpose of replacing the Access Easement. Such New Access Road shall be reasonably adequate to serve the property previously served by the Access Easement and property of Gran Central adjacent thereto, as developed. Such New Access Road shall be designed and constructed as a dedicated public roadway and in accordance with specifications, approved by the DOT and the City. The cost of the New Access Road shall be included as part of the Interchange Development Costs described in Section 5.1 below. The City agrees to accept dedication of the New Access Road in accordance with its normal and customary procedures for right-of-way dedication.

         4.4 Construction.

                  (a) Following execution of the DOT Agreement and upon completion of the scope of design as may be necessary for solicitation of bids and upon receipt of such permits and approvals as Gran Central shall deem necessary, Gran Central shall solicit bids for a lump sum contract for construction of the Interchange and New Access Road. The successful bidder shall be selected by Gran Central on such terms and such conditions as Gran Central shall deem appropriate.

                  (b) The contractor selected by Gran Central shall be approved by the DOT pursuant to the terms of the DOT Agreement. Construction of the Interchange and New Access Road shall commence as soon as reasonably practicable after (i) conveyance of the Applebaum Property to the DOT under Section 3.1 hereof; (ii) conveyance of the Gran Central Property to the DOT pursuant to
Section 3.5 hereof; (iii) completion of the plans and specifications pursuant to
Section 4.1 above; and (iv) all
necessary permits and approvals have been obtained. Gran Central shall pay all costs and fees incurred in the construction of the Interchange and New Access Road.

      5. Reimbursement of Interchange Development Costs.

         5.1 In consideration of the conveyance of the Gran Central Property pursuant to Section 3.5 hereof, the design, permitting and construction of the Interchange and New Access Road pursuant to Section 4 hereof and other good and valuable consideration, the City shall pay to Gran Central from Investment Recouping Contributions out of the Investment Recouping Fund, as defined in Sections E2 and 7 and to Gran Central in amounts equal to the Project Grant as defined in Section 6, up to an amount equal to the total sum of items (a) through (g) below, which have been previously paid by Gran Central, (the "Interchange Development Costs"), subject to the limitations set forth in
Section 5.3 below:

                  (a) land acquisition costs incurred in acquiring the Applebaum Property through condemnation or otherwise pursuant to Section 3.1 hereof, including legal fees and expenses incurred in the eminent domain proceedings contemplated hereby;

                  (b) closing costs (including, but not limited to, title insurance premiums, survey expense, environmental studies, deed stamps and recording fees) incurred in conveying the Interchange Lands to the DOT and dedicating the New Access Road to the City;

                  (c) the cost of the design of the Interchange and the New Access Road;

                  (d) the cost of construction of the Interchange and the New Access Road, determined pursuant to Section 4.4(a) hereof;

                  (e) the cost of all change orders or construction change directives necessitated by unforeseen and unanticipated costs or expenses in an amount not to exceed five percent (5%) of the lump sum contract for construction of the Interchange and New Access Road awarded pursuant to Section 4.4(a) hereof;

                  (f) all professional fees (including but not limited to legal fees and other consultants' fees) incurred by Gran Central in the development of the Interchange and the New Access Road pursuant to this Agreement and pursuant to the DOT Agreement, but excluding internal overhead costs of Gran Central; and

                  (g) all permit fees and assessments paid by Gran Central issued in connection with the Interchange and New Access Road, including the cost and expense of any mitigation or remediation required by any regulatory agency as a condition to or requirement of any permit.

         5.2 The City shall be permitted to inspect and audit the records of Gran Central relating to the determination of the Interchange Development Costs. Such right of inspection and audit shall be for the sole purpose of confirming the fact of and amount of payment of the Interchange Development Costs. Gran Central shall supply status reports and information to the City upon request as may be reasonably necessary to provide evidence of costs incurred as part of the Interchange Development Costs. During the term of this Agreement, Gran Central shall also furnish to the City on an annual basis, not later than January 30 of each year, a statement showing the amount of the Construction Funds Factor accrued for the prior calendar year.

         5.3 The amount of Interchange Development Costs to be reimbursed from the Project Grant and Investment Recouping Fund shall not exceed (x) the lesser of (i) the actual Interchange Development Costs or (ii) Seventeen Million Four Hundred Thousand and No/100 Dollars ($17,400,000.00), plus (y) a cost of construction funds factor (the "Construction Funds Factor") equal to three percent (3%) per annum calculated on the basis of a 360 day year and multiplied by the amount of unreimbursed Interchange Development Costs incurred by Gran Central during the term of this Agreement, which Construction Funds Factor shall be compounded annually. The sum of (x) + (y) shall constitute the "Maximum IDF Reimbursement Cost". No additional amounts shall be reimbursed from the Project Grant or Investment Recouping Fund without further City approval.

         6. City Reimbursement of Interchange Development Costs and Construction Funds Factor.

         6.1 The amount of Project Grant, as hereinafter defined, shall be accrued by the City in favor of Gran Central annually as determined in accordance with subsection 6.2, and shall be due and payable to Gran Central on or before May 15 of each calendar year, commencing on the later of (x) May 15, 2000 or (y) Conditional Acceptance of the Interchange by FDOT and ending (i) May 15, 2019 or; (ii) upon the City's payment of the Maximum IDF Reimbursement Cost, whichever first occurs, shall have been paid to the Developer. The City shall have no liability for any payments in excess of the Maximum IDF Reimbursement Cost or after payment of the final installment due May 15, 2019.

         6.2 The City shall make an economic development grant annually in an amount equal to the "Project Grant" (as defined and determined in this Section 6.2) received by the City during the twelve (12) month period ended April 1 last preceding the due date of such annual installment; provided, however, the first annual installment paid to Gran Central shall also include any Project Grant unpaid to Gran Central as of such first installment. For the purposes of this Agreement, "Project Grant" means as follows:

         For the calculation for the years 1999 through 2008, 100% of the following and for the calculation for the years 2009 through 2018, 75% of the following:

         That dollar amount equal to the difference between (i) the municipal and county ad valorem tax, exclusive of any amount from any debt service millage, actually paid by any taxpayer (net of any discount pursuant to Section 197.162, F.S., or any successor provision, actually taken by the taxpayer) during such period with respect to all real property and tangible personal property comprising the "Interchange Development Area" as described on Exhibit "C" attached hereto (regardless of the ownership of such property) and (ii) the amount of such taxes which would have been levied or imposed within the Interchange Development Area using the assessed value for the year 1998 (the base year) which for purposes of this Agreement, shall be $43,367,515.00. Notwithstanding the foregoing, should Gran Central not receive a minimum of $5,000,000 paid from the Investment Recouping Fund by January 1, 2010, then in that event the applicable percentage of Project Grant to be paid to Gran Central will remain at 100% for each year thereafter until May 15, 2019 or until the Maximum IDF Reimbursement Cost is paid to Gran Central, should such date be earlier. The foregoing reference to ad valorem taxes shall be deemed to include any other municipal or county taxes, or other municipal or county fees or charges in the nature of or in lieu of taxes, that may hereafter be levied or imposed on Gran Central or other taxpayer or with respect to real property or tangible personal property comprising the Interchange Development Area in lieu of or in substitution for the aforesaid taxes and which are levied or imposed for general municipal or county purposes or shall be available for the City's general fund. By April 15 of each calendar year, commencing April 15, 2000 and ending April 15, 2019, the City shall calculate and give written notice to Gran Central of the amount of the Project Grant received during the preceding twelve
(12) month period ended April 1, together with a copy of the City's detailed calculations. If Gran Central does not give written notice to the City of objection to the City's calculations within thirty (30) days after its receipt thereof, the City's calculations shall be considered acceptable.

         6.3 The City covenants and agrees with Gran Central that it shall budget and appropriate for each City fiscal year, solely out of non-ad valorem revenues and other legally available funds, a sum equal to the amount of the Project Grant due for the twelve (12) month period ending on April 15 of each year. Each annual payment by the City of the amount equal to the Project Grant to reimburse Gran Central for the Interchange Development Costs and the Construction Cost Factor shall be payable by the City to Gran Central solely out of non-ad valorem revenues and other legally available funds, and shall not constitute a pledge of or lien upon any other revenues or funds of the City, and Gran Central and any person, firm or entity claiming by, through or under Gran Central shall have no right to require the imposition of any tax or the establishment of any rate of taxation in order to obtain the amounts necessary to fully pay the Interchange Development Costs and/or the Construction Funds Factor or any such interest. No pledge or lien shall attach to any non-ad valorem revenues or other legally available funds prior to the time when the amount equal to the amount of the Project Grant for any calendar year has been so appropriated for payment of the next annual installment payment and the related funds equal to the amount of the Project Grant have been received by the City. Gran Central acknowledges that this pledge shall be considered junior and subordinate to any senior pledges the City may designate to this revenue source in the future.

         6.4 The City's reimbursement of the Interchange Development Costs and the Construction Funds Factor shall not be deemed to constitute a debt, liability or obligation of the City or of the State of Florida or any political subdivision thereon within the meaning of any constitutional or statutory limitation, or a pledge of the faith and credit or taxing power of the City or of the State of Florida or any political subdivision thereof, but shall be payable solely from the funds provided therefor in this Section 6.4. The City shall not be obligated to pay the Interchange Development Costs or the Construction Funds Factor or any installment thereof or interest thereon except from the non-ad valorem revenues or other legally available funds provided for that purpose, and neither the faith or credit nor the taxing power of the City or of the State of Florida or any political subdivision thereof is pledged to the payment of the Interchange Development Costs or the Construction Funds Factor or any installment thereof or interest thereon. Gran Central, or any person, firm or entity claiming by, through or under Gran Central, or any other person whomsoever, shall never have any right, directly or indirectly, to compel the exercise of the ad valorem taxing power of the City or of the State of Florida or any political subdivision thereof for the payment of the Interchange Development Costs or the Construction Funds Factor or any installment thereof or interest thereon.

         6.5 Any payments not paid by the City to Gran Central on the due date shall bear interest from and after ten (10) days from the due date until paid, at the rate of thirteen percent (13%) per annum. The City shall be obligated to pay to Gran Central any accrued portion of the Project Grant upon Conditional Acceptance of the Interchange by the DOT in accordance with the DOT Agreement, and on May 15 of each year thereafter until such time as the

Interchange Development Costs, as limited by Section 5.3 above, and the Construction Funds Factor are repaid, or until May 15, 2019, whichever first occurs. Amounts paid by the City to Gran Central shall be applied first to reduce the balance of Interchange Development Costs and second to the Construction Funds Factor.

         6.6 Upon the completion of the construction of the Interchange and New Access Road and upon acceptance of the Interchange by the DOT and upon acceptance of the New Access Road by the City in accordance with City standards, Gran Central shall provide the City with a certified statement of the Interchange Development Costs.

         6.7 In order to facilitate the City's calculation of the Project Grant, on or before April 1 of each annual period for which the Project Grant is to be calculated, Gran Central shall provide the City with a list of all City Property Appraiser's Real Estate Identification Numbers for all real estate and tangible personal property owned by Gran Central within the Interchange Development Area and the names and addresses of any tenants of Gran Central located within the Interchange Development Area. The City shall be responsible for obtaining the same information for any third party owners or tenants within the Interchange Development Area.

         6.8 Should the City receive payment from the DOT, the Federal Highway Administration or other governmental agency for the express purpose of development of the Interchange or any of the improvements constructed or to be constructed by Gran Central as part of the Interchange Development Costs, such funds shall be paid by the City to Gran Central in the year of receipt, subject to the Maximum IDF Reimbursement Cost.

      7. Investment Recouping as Source of Reimbursement. The Director of Planning of the City and Gran Central have agreed upon a system of charge and collection from future development within the City as an investment recouping schedule meeting the requirements of Section 655.210, Ordinance Code, which Investment Recoupment Schedule is attached hereto as Exhibit "D" (the "Schedule"). Pursuant to the Schedule, Fair Share Contributions shall be paid into the Investment Recouping Fund and paid by the City to Gran Central as provided for herein and in the Schedule until payment in full of the Interchange Development Costs and the accrued and unpaid Construction Funds Factor, but not to exceed the Maximum IDF Reimbursement Cost.

      8. Termination Rights of Gran Central. In addition to particular and specified termination provisions set forth herein, Gran Central shall have the right to terminate this Agreement as follows:

                  (a) Upon the failure or refusal of the DOT to execute the DOT Agreement pursuant to Section 2 of this Agreement on or before twelve (12) months from the date hereof;

                  (b) Should the City fail to finally complete the acquisition of the Applebaum Property in the time period and for the amount approved by Gran Central pursuant to Section 3.2 hereof;

                  (c) Should Gran Central be unable to satisfy the conditions of construction commencement set forth in Section 2.2 of the DOT Agreement within the time period prescribed therein;

                  (d) Should Gran Central be unable to obtain all necessary permits and approvals for the construction of the interchange pursuant to
Section 4.2 hereof and the DOT Agreement;

                  (e) Should Gran Central determine that the Interchange Development Costs will exceed the Maximum IDF Reimbursement Costs and the City fails to approve a corresponding increase in the Maximum IDF Reimbursement Costs, which termination notice must be delivered to the City as prescribed by
Section 5.3 hereof;

                  (f) Should the City fail to establish the Investment Recouping Fund pursuant to an Addendum to this Agreement on terms approved by Gran Central as provided for in Section 7, on or before one hundred twenty (120) days from the date hereof;

         Upon any such termination of this Agreement, at the option of Gran Central for any of the reasons aforesaid, Gran Central shall be relieved of its remaining obligations hereunder except for the payment of those attorneys' fees and costs and expenses incurred by the City pursuant to this Agreement in the design or permitting of the Interchange and New Access Road and in the condemnation proceedings up to the date of termination.

         9. Miscellaneous Provisions.

            9.1 Remedies. If for any reason the City or Gran Central does not perform or delays the performance of any of its obligations hereunder, unless the applicable time is extended in writing by the other party, the nondefaulting party shall have the right, at its option, and upon thirty (30) days prior written notice to the defaulting party, to institute an action for mandamus (if the City is the defaulting party) or to institute an action for specific performance or other appropriate relief to compel performance by the defaulting party.

            9.2 Notices, Demands and Communications Between the Parties. Notices, demands and communications between the parties shall be given by depositing the same in the United States Mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

         Notices, demands and communications to the City:

                  City of Jacksonville
                  Office of the Mayor
                  City Hall
                  Jacksonville, Florida 32202
                  Attention: Mayor

                  With a copy to:

                  Jacksonville Economic Development Commission
                  City Hall Annex, 14th Floor
                  Jacksonville, Florida 32202
                  Attention: Executive Director

                  and

                  Office of General Counsel
                  City of Jacksonville
                  City Hall
                  Jacksonville, FL 32202
                  Attention: General Counsel

         Notices, demands and communications to Gran Central:

                  Gran Central Corporation
                  1 Malaga Street
                  St. Augustine, Florida 32084
                  Attention: President and General Counsel

                  With a copy to:

                  David Fitch
                  Senior Vice President
                  The St. Joe Company
                  1650 Prudential Drive, Suite 400
                  Jacksonville, Florida 32207

         Notices given as provided above shall be deemed given and shall be effective when delivered to the addressee at the address set forth above, or when deposited in the United States Mail, postage prepaid. Either party may change its address to which notices, demands and communications shall be sent by giving written notice thereof to the other party.

                  9.3 No Liability of Officials, Officers or Employees. No official, officer or employee of the City, or Gran Central shall be personally liable for any nonperformance or delay in performance by the City, or Gran Central, respectively, or for any amount which may become due under any provisions of this Agreement.

         9.4 Approvals. Approvals required of the City or Gran Central shall not be unreasonably withheld or delayed. Unless otherwise required by this Agreement and except to the extent in conflict with general law, all approvals or disapproval shall be provided within thirty (30) days of submission of any documents requiring approval. If no approval or disapproval is given within the time required by this Section, the approval shall be deemed given and conclusively established.

         9.5 Additional Benefits and Projects. The parties contemplate the possibility of additional projects of Gran Central or affiliated entities and their successors and assigns in the City at any time in the future. Nothing herein shall preclude Gran Central or any affiliated entities and their successors and assigns from claiming, taking advantage of or receiving the benefits of any tax credits or other benefits afforded by law with respect to any such additional projects, nor shall anything herein preclude Gran Central or any affiliated entities and their successors and assigns from requesting, or the City or any federal, state or local government, governmental unit, subdivision, agency or authority from granting, any additional incentives or other economic development assistance for any such additional projects.

         9.6 Agreement, Waivers and Amendments. This Agreement shall be executed in two or more counterparts, each of which is considered and shall be deemed to be an original.

         This Agreement constitutes the entire understanding and agreement of the parties as to the subject matter hereof, and supersedes all negotiations or previous agreements between the parties with respect to all or any part of the subject matter. Section and section headings included in this Agreement are for convenience only and shall have no effect upon the meaning or construction of this Agreement.

         No waiver or consent to any departure from any term, condition or provision of this Agreement shall be effective or binding upon any party hereto unless such waiver or consent is in writing, signed by an authorized officer of the party giving the same, and delivered to the other party.

         No amendment or modification of this Agreement shall be effective or binding upon any party hereto unless such amendment or modification is in writing, signed by an authorized officer of the party claiming to be bound and delivered to the other party. This Agreement and any provision hereof may be amended as aforesaid to carry out the purposes and intent of the Interchange Development

Ordinance and this Agreement, without further City Council action, except that no increase in the City's financial commitments shall be made without City Council approval.

         9.7 Compliance with Laws. The parties shall comply with any and all applicable federal, state and local laws, ordinances, codes, rules and regulations as the same exist and may be amended from time to time.

         9.8 Prohibition Against Contingent Fees. Gran Central has employed and retained bona fide employees working for Gran Central and attorneys and consultants to solicit or secure this Agreement. Gran Central warrants that it has not paid or agreed to pay any person, company, corporation, individual or firm, other than a bona fide employee working for Gran Central, any fee, commission, percentage, gift, or any other consideration, contingent upon or resulting from the award or making of this Agreement.

         9.9 Consolidated Municipal/County Government. In entering into this Agreement and its obligations hereunder, the City is acting in its capacity as a consolidated municipal and county government, with all of the powers, including but not limited to home rule powers, it has or is entitled to exercise under its Charter and the Constitution and laws of the State of Florida, and it is acting as a municipality as well as a county and a political subdivision of the State of Florida. If any provision hereof or obligation of the City hereunder is within the powers of the City as a municipality but not as a county, or is within the powers of the City as a county but not as a municipality, the City is and shall be deemed to be acting in the capacity in which it has the greatest or broadest power to so act or which most fully supports and upholds the validity of such action.

         9.10 Independent Develolper. In performing this Agreement, planning, developing, and constructing the Interchange, or carrying out any of the activities to be carried out by Gran Central, Gran Central will be acting independently, in the capacity of an independent developer, and not as a joint venturer, partner, associate, employee, agent or representative of the City. Gran Central or the architect, engineer, contractor or subcontractors for the Interchange, as the case may be, shall be solely responsible for the means, methods, techniques, sequences and procedures utilized.

         9.11 Non-Discrimination. Gran Central understands the importance that all economic segments of the City's population be included in capital construction projects within the City. Gran Central covenants and agrees that it will not discriminate against or segregate, or permit the discrimination against or segregation of any person, or group of persons, on account of race, color, religion or creed, sex, or national origin in the development of the Interchange. The selection approval, hiring and discharge of engineers, architects, contractors, subcontractors, professionals and other third parties (collectively, the "Vendors") on such terms and conditions as Gran Central deems appropriate; provided, however, that to the extent that the City furnishes to Gran Central the names and identities of the City based Vendors, including without limitation, City based minority Vendors, and to the extent that Gran Central has the need to enter into contracts with Vendors outside of persons employed by Gran Central, or companies controlled by Gran Central, then Gran Central agrees to include all such City based Vendors in the process established by Gran Central for obtaining bids for construction of the Interchange.

         9.12 No Third Party Beneficiaries. This Agreement is made for the sole benefit of the parties hereto and their respective successors and assigns, including any successor in interest to Gran Central's interest in the Gran Central Property, and is not intended to and shall not benefit any third party. No third party shall have any rights hereunder or as a result of this Agreement or any right to enforce any provisions of this Agreement.

         9.13 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the City and Gran Central, and their respective successors and assigns. Gran Central shall not assign its rights and obligations under this Agreement prior to conditional acceptance of the Interchange by DOT, without the prior written consent of the City which shall not be unreasonably withheld.

         9.14 Term of Agreement. The term of this Agreement shall commence as of the date first written above and shall expire upon completion of all payments by the City hereunder, unless sooner terminated as provided herein.

         9.15 Cooperation and Further Assurances. The parties hereto agree to cooperate in all reasonable respects to insure the performance of their obligations pursuant to this Agreement and agree to execute such additional documents and instruments as may be reasonably required to carry out the intent of this Agreement.

         9.16 Failure to Commence Construction. In the event Gran Central shall have failed to commence physical construction of the Interchange Improvements by July 1, 2004 (the "Interchange Commencement Date"), the City may, at its option, terminate this Agreement and any amounts deposited in the Investment Recoupment Fund shall be retained by the City and the parties shall be relieved of any further obligations under this Agreement; provided, however, the Interchange Commencement Date shall be automatically extended for any period during which Gran Central shall diligently pursue the defense or appeal of any judicial or administrative proceedings which delay or enjoin the Interchange Commencement Date. For purposes of this Section 9.16, the term "physical construction" shall mean earth moving or grading activity.

ATTEST:                                  THE CITY OF JACKSONVILLE, FLORIDA


-----------------------------------      ---------------------------------------
Linnie C. Williams                       John A. Delaney
Corporation Secretary                    Mayor



ATTEST:                                  GRAN CENTRAL CORPORATION, a Florida
                                         corporation


/s/ Mary C. Mueller                      By:  /s/ Robert F. MacSwain
-----------------------------------           ----------------------------------
Corporation Assistant Secretary               (Print Name)  Robert F. MacSwain
                                                            --------------------
                                              Title: Vice President
                                                     ---------------------------

                                                     (CORPORATE SEAL)

                                  EXHIBIT LIST

 DOT Agreement .....................................................Exhibit A
 Interchange Lands .................................................Exhibit B
 Interchange Development Area ......................................Exhibit C
 Investment Recoupment Schedule ....................................Exhibit D

                              CITY OF JACKSONVILLE

                       INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "A"

                                [DOT AGREEMENT]

                 STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                        INTERCHANGE DEVELOPMENT AGREEMENT

         THIS INTERCHANGE DEVELOPMENT AGREEMENT (this "Agreement"), made and entered into this ____ day of _____, 1999, by and between the STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION, an agency of the State of Florida, hereinafter called the "DOT", and Gran Central Corporation hereinafter called the "Gran Central".

                                   WITNESSETH:

         WHEREAS, Gran Central has the authority to enter into this Agreement and to undertake the project hereinafter described, and the Department has been granted the authority to enter into this Agreement and to function adequately in all areas of appropriate jurisdiction including the implementation of an integrated and balanced transportation system;

         NOW, THEREFORE, in consideration of the mutual covenants, promises and representations herein, the parties agree as follows:

         1. PURPOSE OF AGREEMENT: The purpose of this Agreement is to provide for the requirements to be fulfilled by Gran Central and the DOT prior to undertaking construction of an interchange on Interstate 95 and Old St. Augustine Rd. in Duval County hereinafter called the "Interchange", and to state the terms and conditions upon which the Interchange will be constructed and the understandings as to the manner in which the Interchange will be undertaken and completed. The DOT acknowledges that Gran Central will substantially rely on the various agreements and commitments of the DOT contained in this Agreement and will incur substantial expense in realization of the construction activities contemplated under the terms of this Agreement which will be funded solely by Gran Central in reliance upon reimbursement by the City of Jacksonville and the lands upon which the Interchange will be constructed will be contributed to the DOT without compensation by DOT to Gran Central. Further, the DOT represents that it has the authority to enter into this Agreement pursuant to the provisions of the Transportation Code of the Florida Statutes.

         2. Accomplishment of the Interchange:

            2.1 REQUIREMENTS TO COMMENCE: As a condition to commencement of the construction of the Interchange, the following conditions precedent shall have been satisfied:

                2.1.1 Each regulatory agency exercising jurisdiction over the development of the Interchange shall have issued such approvals or permits as may be necessary for the development of the Interchange, including but not limited to:

                      (1) Florida Department of Transportation work within the right-of-way permit;

                      (2) Florida Department of Transportation driveway connection permit;

                      (3) Florida Department of Transportation drainage connection permit;

                      (4) Federal Highway Administration interchange modification report;

                                 (5) St. Johns River Water Management
         District environmental resource permit;

                                 (6) City of Jacksonville Department of
         Public Works approval;

                                 (7) Army Corps of Engineers dredge and fill permit.

                                 (8) Florida Department of Environmental
         Protection water and sewer permits; and

                                 (9) National Pollutant Discharge Elimination
         System permit.

         (The foregoing are collectively referred to herein as the "Regulatory Permits").

                           2.1.2 The DOT through the District Secretary, and the
FHWA through its authorized representative shall have issued their letter approval of the Plans and Specifications, as defined in paragraph 6 below, which shall constitute (i) approval of the Interchange Plans and Specifications by the DOT and the Federal Highway Administration ("FHWA") and (ii) evidence that no further permits or approvals are required of the DOT or FHWA for construction of the Interchange.

                           2.1.3 Upon receipt of the Regulatory Approvals and
approval of the Plans and Specifications pursuant to subsection 2.1.2 above:

                                 (1) Gran Central shall have conveyed to the
DOT those lands as described on Exhibit A attached hereto by Special Warranty Deed in the form attached as Exhibit A-1.

                                 (2) The City of Jacksonville, either through
condemnation or otherwise, shall have caused title to lands described on Exhibit B to be conveyed to the

           DOT by deed in the form attached as Exhibit B-1. The lands described in Exhibits A and B are hereinafter defined as the "Property".

                           2.1.4 Gran Central shall have provided to the DOT,
and the DOT shall have approved as to form and content, a performance bond, letter of credit or completion guaranty in the amount of the estimated construction costs of the Interchange as provided in Section 3 or a three-party agreement between the DOT, Gran Central and a development lender providing for the right of the DOT, upon declaration of default by the lender, to draw upon the funds made available to Gran Central for construction of the Interchange in the amount of the estimated construction costs of the Interchange for the purpose of completion of construction of the Interchange in accordance with the terms of the development loan. If Gran Central shall provide a performance bond or letter of credit as security, Gran Central may reduce the dollar amount of the performance bond or letter of credit from time to time on the basis of the percentage of the Work completed as certified by the Inspecting Engineer and approved by the DOT's project engineer, but such amount shall not be reduced below that amount which is equal to one hundred and twenty five percent (125%) of the cost of the percentage of the Work remaining to be completed as certified by the Inspecting Engineer.

                           2.1.5 Gran Central shall have delivered the payment
and performance bond of the Contractor, as hereinafter defined, naming the DOT as an additional beneficiary in an amount equal to the estimated construction cost of the Interchange as provided in Section 3.

                  2.2 GENERAL REQUIREMENTS: Upon commencement, the Interchange will be completed by Gran Central, in accordance with the Plans and Specifications with all practical dispatch in a sound, economical and efficient manner, and in accordance with the provisions herein and all applicable laws.

                  2.3 PURSUANT TO FEDERAL, STATE, AND LOCAL LAW: In the event that any election, referendum, approval, permit, notice, or other proceeding or authorization is requisite under applicable law by any governmental agency, other than the DOT or FHWA, to enable Gran Central to enter into this Agreement or to undertake the Interchange hereunder, or to observe, assume or carry out any of the provisions of the Agreement, Gran Central will initiate and consummate, as provided by Law, all actions necessary with respect to any such matter so requisite.

                   2.4 FUNDS OF GRAN CENTRAL: Gran Central shall initiate and prosecute to completion all proceedings necessary to enable Gran Central to provide the necessary funds for completion of the Interchange.

                  2.5 SUBMISSION OF CONTRACTS AND OTHER DOCUMENTS: Gran Central shall submit to the DOT those documents relating to the Interchange as listed in Exhibit C and such other documents, if any, as Gran Central may be required to disclose pursuant to Chapter 119, Florida Statutes.

         3. INTERCHANGE COSTS: The total estimated cost of the Interchange is Seventeen Million Four Hundred Thousand and No/100 Dollars ($17,400,000.00). The total estimated cost is subject to change based on bids actually received and is subject to change orders for unforeseen conditions and other customary occurrences. This total estimated cost is based upon the estimate summarized in Exhibit D hereof. Gran Central agrees to bear all expenses of the total estimated cost of the Interchange and any deficits involved (other than the costs of inspections and approvals required by DOT). The DOT acknowledges that the actual cost of the Interchange may be re-paid to Gran Central by the City of Jacksonville pursuant to the Interchange Development Agreement dated _______ 199_ (the "Interchange Development Agreement").

         4. INSURANCE: Gran Central shall carry or shall cause the Interchange contractor selected by Gran Central (the "Contractor") to carry property and casualty insurance on Interchange equipment and facilities and provide evidence of said insurance for the Interchange amount stated in paragraph 3 of this Agreement.

                  4.1 INSURANCE AND WORKER'S COMPENSATION: During the entire time for performance of the Work, the Contractor and all other subcontractors shall maintain insurance policies with carriers satisfactory to Gran Central and in amounts and limits satisfactory to Gran Central as hereinafter provided. Certificates of such insurance coverage shall be furnished to Gran Central before commencement of the Interchange work, and shall be in form and substance satisfactory to Gran Central. These certificates shall provide that the insurer shall give ten (10) days written notice to Gran Central prior to change or cancellation of any policy. The Contractor shall maintain:

                           4.1.1 Worker's Compensation and Employers Liability
Insurance in complete compliance with all federal and state laws, applicable in the states where the Work is to be performed, which coverage shall be not less than One Million and No/100 Dollars ($1,000,000.00);

                           4.1.2 Comprehensive General Bodily Injury and
Property Damage Liability, including Contractual Liability (to cover obligations as set forth in various "Hold Harmless" and "Indemnity" clauses herein), which coverage shall not be less than Five Million and No/100 Dollars ($5,000,000.00);

                           4.1.3 Comprehensive Automobile Liability (owned,
non-owned, hired) which coverage shall be not less than Five Hundred Thousand Dollars and No/100 Dollars ($500,000.00);

                           4.1.4 Aircraft Public Liability including passenger
liability and property damage, if owned or chartered aircraft shall be used in connection with the work, which coverage shall not be less than Five Hundred Thousand and No/100 Dollars ($500,000.00);

                           4.1.5 Marine Liability Insurance, including collision
liability and protection and indemnity, if owned or chartered watercraft shall be used in connection with the work, which coverage shall not be less than Five Hundred Thousand and No/100 Dollars ($500,000.00).

                           4.1.6 Builder's risk insurance, in an amount as may
be required by Gran Central insuring against all loss or damage to the work by reason of any hazard.

                  4.2 WAIVER OF SUBROGATION: All policies of insurance shall contain a waiver of subrogation of the Contractor's rights against Gran Central, the DOT or the City of Jacksonville, or their employees, agents, servants, and representatives, as related to any or all losses, expenses, demand, claims, or suits caused or occasioned by, attributed to, arising out of or incident to any negligence, misfeasance on the part of Gran Central's employees, agents, servants or representatives, or of the DOT or the County.

                  4.3 ADDITIONAL INSUREDS: Gran Central, Gran Central's lender, the DOT and the City of Jacksonville shall be named as additional insureds under each policy carried pursuant to this paragraph 4.0 with coverage extended to such parties for all risks protected against by such policies. Each policy shall require the insurer named therein to provide each insured with not less than thirty (30) days notice of lapse, termination or expiration of such policy. Gran Central, Gran Central's lender, DOT or the County shall have the right to take any action to continue such insurance policies in full force and effect, including, but not limited to paying premiums. Each such insurance policy carried by the Contractor shall be primary, whether or not Gran Central, Gran Central's lender the DOT or the County have other collectible insurance.

          5.  INSPECTIONS AND INTERCHANGE ACCEPTANCE:

                  5.1 PARTIAL INSPECTIONS: During construction, the DOT shall, at its cost, make continuous inspections of the Interchange. Within fifteen (15) days of receipt of a certification to the DOT by the project engineer selected by Gran Central (the "Inspecting Engineer") as to partial completion of the progress of the Interchange in accordance with the Plans and Specifications, the DOT, through the District Secretary, shall issue its written acceptance of the Interchange through the applicable stage of completion, as evidenced by the Inspecting Engineer's certificate and as approved by the DOT's project engineer, which certificate shall be issued not more frequently than monthly.

                  5.2 CONDITIONAL ACCEPTANCE: The DOT, through the District Secretary, shall issue its written conditional acceptance of the Interchange within fifteen (15) days of receipt by the DOT of certification by the Inspecting Engineer to the DOT of substantial completion of the Interchange in accordance with the Plans and Specifications upon the Property conveyed to the DOT and the County ("Conditional Acceptance"), as approved by the DOT's project engineer, and shall issue such permits and approvals and shall obtain such permits and approvals from FHWA as may be necessary to allow for the opening and utilization of the Interchange as a whole for public transportation. The Conditional Acceptance shall include a statement certified by the project engineer of any remaining punch list items to be completed to cause the Interchange to conform to the Plans and Specifications and which are a condition to issuance of the Final Acceptance by the DOT as described in paragraph 5.3 below. Gran Central shall be responsible to obtain any permits and approvals necessary from the City of Jacksonville as to portions of Old St. Augustine Road outside of the Interchange limited access right-of-way of the DOT, however, the DOT shall cooperate with Gran Central and the City of Jacksonville to the extent necessary to obtain such permits.

                   5.3 FINAL ACCEPTANCE. The DOT, through the District Secretary shall issue its written final acceptance of the entire Interchange with fifteen
(15) days of receipt by the DOT of certification by the Inspecting Engineer to the DOT of substantial completion of all punch list items as identified in the Conditional Acceptance as approved by the DOT's project engineer (the "Final Acceptance"). From and after the issuance of Final Acceptance of the Interchange by the

DOT, Gran Central shall be relieved from any obligation pertaining to the Interchange under this Agreement, including, but not limited to, the indemnification set forth in paragraph 9.6 hereof.

                  5.4 APPROVAL OF DOT'S ENGINEER: Approval by the DOT's project engineer of any certificate of completion by the Inspecting Engineer or certificate supporting Conditional Acceptance or Final Acceptance by the DOT shall be granted based upon the percentage of completion of the Work and shall be granted when the Work is performed in compliance with the Plans and Specifications.

         6. PLANS AND SPECIFICATIONS:

                  6.1 INTERCHANGE PLANS: The Plans and Specifications for the Interchange shall be submitted to DOT for approval prior to commencement of construction. Compliance with the Plans and Specifications shall be evaluated by the DOT with reference to (i) the 1991 Edition of the Florida Department of Transportation Standard Specifications, Division II Construction Details, and Division III - Materials, and (ii) the 1990 Edition of the Roadway and Traffic Design Standards and respective Special Provisions and Design Memoranda bearing an effective date which precedes the date of execution of this Agreement by Gran Central.

                  6.2 PLAN MODIFICATIONS: Changes in the Plans and Specifications may be implemented by Gran Central from time to time, provided that any material changes in (i) roadway and traffic design, (ii) maintenance of traffic or (iii) environmental permit conditions, shall require the prior written approval of the DOT which approval will not be unreasonably withheld or denied. Gran Central shall submit any requested changes in the Plans and Specifications which require the DOT's approval to the District Secretary. The District

Secretary shall accept or reject the requested change in writing within thirty
(30) days of receipt of such request. Any rejection of a requested change shall be accompanied by an explanation of the reasons for such rejection. If no approval or disapproval is given within the time required by this section, the approval shall be deemed given and conclusively established. The term "Plans and Specifications" as utilized in this Agreement shall refer to those documents as approved by DOT in accordance with this paragraph 6.0.

         7. SPECIFIC PERFORMANCE: If either Gran Central or the DOT shall default in their obligations under this Agreement, subject only to the provisions of Section 8 below, and such default is not cured or cure commenced and diligently prosecuted within thirty (30) days of written notice of such default, the non-defaulting party shall be entitled to maintain a cause of action for specific performance against the defaulting party. The parties acknowledge that the foregoing remedy of specific performance is the sole and exclusive remedy available in the event of a default, except as set forth in
Section 8 below, and except for the right to realize upon the performance guaranties provided to the DOT as set forth in Section 2.1.5 above, and the parties hereby waive all other remedies that may be available to them at law or in equity.

         8. TERMINATION OR SUSPENSION OF INTERCHANGE:

                  8.1 TERMINATION OR SUSPENSION BY DOT: If Gran Central abandons or, before completion, finally discontinues the Interchange, or for any reason, the commencement, prosecution, or completion of the Interchange in accordance with paragraph 10 hereof by Gran Central is rendered legally impossible, the DOT may as its sole remedy, by thirty (30) days written notice to Gran Central, (i) suspend any or all of its obligations under this Agreement until such time as the event or condition resulting in such suspension has ceased or been corrected, (ii) terminate any or all of its obligations under this Agreement, or (iii) realize upon the performance guaranties provided to the DOT as set forth in Section 2.1.5 above, provided that Gran Central shall have a period of thirty (30) days from notice from the DOT within which to recommence the Interchange and prosecute to completion, in which event the DOT shall no longer have the right to terminate this Agreement.

                  8.2 TERMINATION BY GRAN CENTRAL: Gran Central shall be entitled to terminate this Agreement at any time prior to the conveyance of the Property to the DOT, by written notice of termination to the DOT, whereupon all parties shall be relieved from any further obligations hereunder.

         9. MISCELLANEOUS PROVISIONS:

                  9.1 Environmental Pollution: All Plans and Specifications have been presented to the DOT for acceptance. Prior to rendering such acceptance, the DOT shall take into consideration whether such facility or equipment is designed and equipped to prevent and control environmental pollution.

                  9.2 HOW AGREEMENT IS AFFECTED BY PROVISIONS BEING HELD
INVALID: If any provision of this Agreement is held invalid, the remainder of this Agreement shall not be affected. In such an instance the remainder would then continue to conform to the terms and requirements of applicable law.

                  9.3 STATE OR TERRITORIAL LAW: Nothing in the Agreement shall require Gran Central or the DOT to observe or enforce compliance with any provision thereof, perform any other act or do any other thing in contravention of any presently applicable State law; provided, however, if any of the provisions of this Agreement violate any presently applicable State law, Gran Central and the DOT will, upon notification of such noncompliance, notify one another in writing in order that appropriate changes and modifications may be made by the DOT and Gran Central to the end that Gran Central may proceed as soon as possible with the Interchange.

                   9.4 USE AND MAINTENANCE OF INTERCHANGE FACILITIES AND
 EQUIPMENT: Gran Central agrees that the Interchange will be used by the DOT upon completion to provide or support public transportation. The DOT further agrees to maintain the Interchange in good working order and to comply with any applicable permit conditions of governmental agencies applicable to the Interchange from and after acceptance of the Interchange, as provided for in subparagraph 5.3 above and after the assignment of all Contractor warranties from Gran Central to the DOT.

                  9.5 CONTRACTUAL INDEMNITY:

                           9.5.1 BY GRAN CENTRAL: Gran Central shall indemnify,
hold harmless and defend the DOT and all of its officers, agents and employees, from and against any and all losses, claims or suits (including costs and attorneys' fees, whether at the trial level or on appeal) arising directly or indirectly as a result of breach of this Agreement or caused by, resulting from, growing out of, or incident to the Interchange, occasioned by the acts or omissions of Gran Central or any of its subcontractors. The DOT reserves the right, in the event it so elects, to participate in any litigation caused by, resulting from, incident to, or arising out of the performance of the Interchange and for which indemnity is provided pursuant to this

Section 9.5.1, but such participation shall not excuse Gran Central from the indemnification obligations set forth herein. This indemnification obligation of Gran Central shall terminate upon the issuance of Final Acceptance of the Interchange by the DOT.

                           9.5.2 BY DOT: DOT shall indemnify, hold harmless and
defend Gran Central and all of its officers, agents and employees, from and against any and all losses, claims or suits (including costs and attorney's fees, whether at the trial level or on appeal) arising directly or indirectly as a result of (i) breach of this Agreement (ii) caused by, resulting from, growing out of, or incident to the Interchange, occasioned by the acts or omissions of DOT or any of its agents or (iii) resulting from, growing out of or incident to the design of the Interchange in accordance with DOT specifications. Gran Central reserves the right, in the event it so elects to participate in any litigation caused by, resulting from, incident to, or arising out of the performance of the Interchange and for which indemnity is provided pursuant to this Section 9.5.2 but such participation shall not excuse DOT from the indemnification obligations set forth herein. This indemnifications obligation of DOT shall terminate upon the issuance of Final Acceptance of the Interchange by the DOT.

         10. INTERCHANGE COMPLETION: Gran Central agrees proceed with commencement of design and construction of the Interchange upon satisfaction of all conditions precedent thereto set forth in the Interchange Development Agreement described in paragraph 3 hereof. Gran Central shall proceed with design and construction using reasonable and due diligence until its completion. Subject to force majeure and extensions otherwise approved by DOT, the construction of the Interchange shall be completed within twenty-four months of commencement of construction.

         11. FORCE MAJEURE: Gran Central shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from doing so by cause or causes beyond Gran Central's control which shall include, without limitation, all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or control, fire or other casualty, inability to obtain any material, services, insurance proceeds, or financing or through acts of God including floods, hurricanes, tornadoes or other adverse weather conditions.

         12. AGREEMENT FORMAT: All words used herein in the singular form shall extend to and include the plural. All words used in the plural form shall extend to and include, the singular. All words used in any gender shall extend to and include all genders.

         13. EXECUTION OF AGREEMENT: This Agreement may be simultaneously executed in a minimum of two counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one in the same instrument.

         14. NOTICES: For purposes of this Agreement, all notices provided herein shall be sent Certified Mail, Return Receipt Requested, by hand delivery, by overnight courier, or by facsimile machine with receipt confirmed, to the address referenced below:

         If to DOT:        Florida Department of Transportation
                           1901 South Marion Street
                           P. 0. Box 1089
                           Lake City, Florida 32056
                           ATTENTION: District Secretary

          If to Gran Central:        Gran Central Corporation

                                     Attention: Robert M. Rhodes, Esq.
                                     1650 Prudential Drive, Suite 400
                                     Jacksonville, Florida 32207

          15. ASSIGNMENT: This Agreement may be assigned by Gran Central without the consent of the DOT. If such assignee shall specifically assume and agree to perform the obligations of Gran Central set forth herein, then Gran Central shall thereafter be fully and forever released from any and all obligations under the terms of this Agreement.

          16. EFFECT OF THIS AGREEMENT: This Agreement constitutes the complete agreement between the parties with respect to its subject matter and all antecedent or contemporaneous negotiations, undertakings, representations, warranties, inducements and obligations are merged into this Agreement and superseded by its delivery. No provision of this Agreement may be waived unless such waiver is set forth in writing signed by the party to be charged and this Agreement otherwise may be modified or amended only by a written instrument signed by both Gran Central and the DOT.

                                        Gran Central Corporation

                                        By
                                          --------------------------------------

                                        Department of Transportation

                                        By
                                          --------------------------------------

                                    EXHIBITS

A - Interchange Description
Al- Special Warranty Deed/Gran Central
B - Property/Gran Central
B1- Special Warranty Deed/City
C - Documents Submitted to DOT
D - Interchange Costs

                  STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                        INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "A"

                             INTERCHANGE DESCRIPTION

                 STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                        INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "A-1"

                      SPECIAL WARRANTY DEED - GRAN CENTRAL

                 STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                       INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "B"

                             PROPERTY/GRAN CENTRAL

                  STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                        INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "B-1"

                          SPECIAL WARRANTY DEED - CITY

                 STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                       INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "C"

                           DOCUMENTS SUBMITTED TO DOT

                  STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION

                        INTERCHANGE DEVELOPMENT AGREEMENT

                                   EXHIBIT "D"

                               INTERCHANGE COSTS

                              CITY OF JACKSONVILLE

                        INTERCHANGE DEVELOPMENT AGREEMENT

                                   EXHIBIT "B"

                               [INTERCHANGE LANDS]

                  [MAP OF 1-95/ST. AUGUSTINE ROAD INTERCHANGE]

                              CITY OF JACKSONVILLE

                       INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "C"

                         [INTERCHANGE DEVELOPMENT AREA]

                       [MAP OF GRAN PARK AT JACKSONVILLE]

TRACT ONE
---------

         Portions of Sections 19, 20, 29, and [XXXX] Township 4 South, Range 28 East, Jacksonville, Duval County, Florida, being more particularly described as follows:

         For point of beginning, commence at [XXXX] point of intersection of the Southeasterly right of way [XXXX] of Old St. Augustine Road (County Road No. 1) with [XXXX] Southwesterly right of way line of Florida East Coast Railway right of way, and run S-41 degrees 00'00"E., along [XXXX] Southwesterly right of way line, a distance of 8,032.19 [XXXX] to its point of intersection with the Easterly line [XXXX] Section 29, Township and Range aforementioned; run the S-1 degree 02'55"E., along said Easterly section line, a distance of 278.39 feet to a point; run thence S-88 degrees 41'20"W. [XXXX] distance of 5,349.70 feet to a point on the line dividing said Section 29 and Section 30, Township and Range aforementioned; run thence N-88 degrees 13'35"W., a distance 1,789.94 feet to a point on the Northeasterly right of way line of Interstate 95; run thence N-40 degrees 25'39"W., along said right of way line, a distance of 7,314.04 feet to a point of curvature; run thence Northwesterly, along said right of way line and along the arc of a curve, concave Northeasterly with a radius of 11,309.16 feet, an arc distance of 131.1 [XXXX] feet to a point on the Westerly line of Section 19, Township and Range aforementioned, said arc being subtended by a chord bearing and distance of N-40 degrees 05'43"W., 131.12 feet [XXXX] run thence N-0 degrees 43'10"W., along said Westerly section line, a distance of 70.36 feet to its point of intersection with the Southerly right of way line of Old St. Augustine Road, County Road No. 1; run thence along said right of way line, as follows: first course, S-88 degrees 14'07"E. a distance of

437.06 feet to a point; second course, N-86 degrees 32'27"E. a distance of
302.66 feet to a point; third course S-85 degrees 51'52"E. a distance of 287.18 feet to a point; fourth course, S-85 degrees 57'50"E. a distance of 3,287.81 feet to a point; run thence S-1 degree "36'25"W. a distance of 327.77 feet a point; run thence S-88 degrees 23'35"E. a distance of 602.28 feet to a point; run thence N-1 degree 36'25"E. a distance of 302.[XX] feet to a point on the aforementioned Southerly right of way line of Old St. Augustine Road; run thence S-85 degrees 57'50"E. along said right of way line, a distance of 20.14 feet to a point of curvature; run thence Easterly, along said right of way line and along the arc of a curve, concave Northwesterly with a radius of 1,482.40 feet, an arc distance of 79.9[X] feet to the Northwesterly corner of that certain tract described in deed recorded at Official Records Volume 6062, Page 2169, said arc being subtended by a chord bearing and distance of S-87 degrees 30'29"E., 79.89 feet; run thence along the boundary of said tract, as follows: first course, S-1 degree 36'25"W. a distance of 977.27 feet to a point; second course, S-88 degrees 23'353"E. a distance of 1,376.00 feet to a point; third course, N-1 degree 36'25"E. a distance of 633.14 feet to a point; fourth course, N-88 degrees 23'35"W. a distance of 809.47 feet to a point; fifth course, N-1 degree 36'25"E. a distance of 463.74 feet to a point on the aforementioned Southeasterly right of way line of Old St. Augustine Road, County Road No. 1; run thence Northeasterly, along said right of way line and along the arc of a curve, concave Northwesterly with a radius of 1,482.40 feet, and arc distance of
505.49 feet to the point of tangency of said curve, said arc being subtended by a chord bearing and distance of N-58 degrees 39'18"E., 503.05 feet; run thence N-48 degrees 53'10"E., along said right of way line, a distance of 909.88 feet to the point of beginning.

                              CITY OF JACKSONVILLE

                       INTERCHANGE DEVELOPMENT AGREEMENT

                                  EXHIBIT "D"

                        [INVESTMENT RECOUPMENT SCHEDULE]

                                  EXHIBIT "D"

                         INVESTMENT RECOUPMENT SCHEDULE

1.       DEFINITIONS

         1. 1. "Added Capacity" shall mean capacity made available on the Improved Links by construction of the Interchange Development Improvements as such capacity is described on Schedule 1 attached.

         1.2. "Available Capacity" shall have the meaning set forth in the Concurrency Ordinance.

         1.3. "CCAS" or "CRC" shall have the meanings defined in Section 655, Ordinance Code and shall include any successor form of transportation concurrency certificate or approval issued by the City of Jacksonville pursuant to Chapter 655 or otherwise.

         1.4. "City" shall mean the City of Jacksonville.

         1.5. "CMSO" shall mean the City's Concurrency Management System Office, as established pursuant to Section 655, Ordinance Code.

         1.6. "Concurrency Ordinance" shall mean and refer to Chapter 655, Ordinance Code.

         1.7. "Development" shall have the meaning set forth in Chapter 655, Ordinance Code.

         1.8. "Existing Capacity" shall mean the existing capacity on the Improved Links as such capacity is described on Schedule 2 attached.

         1.9. "Fair Share Contribution" shall mean the amount charged to applicants impacting the Improved Links pursuant to Objective _______ of the City 2010 Comprehensive Plan Traffic Circulation Element as a condition to transportation concurrency approval on deficit transportation links under the Concurrency Ordinance, as such charges may be modified from time to time; provided such Fair Share Contribution charged for the Improved Links until the Investment Recoupment Termination Date, shall be not less than the amount per Trip for the Improved Links set forth on Schedule 3 attached (the "Minimum Fair Share Payment").

         1.10. "Final Development Order" shall have the meaning set forth in Chapter 655, Ordinance Code.

         1.11. "Gran Central" shall mean Gran Central Corporation, its successors or assigns, as a party to that certain Interchange Development Agreement with the City of Jacksonville, dated _____________________, 1999.

         1.12. "Improved Links" shall mean those links identified on Schedule 1 and Schedule 2 attached.

         1.13. "Interchange Development Costs" shall have the meaning set forth in Section 5.1 of the Interchange Development Agreement.

         1.14. "Interchange Development Improvements" shall mean those improvements constructed or to be constructed by Gran Central pursuant to
Section 5.1 of the Interchange Development Agreement.

         1.15. "Investment Recoupment Charge Date" shall mean the date upon which the Interchange Development Improvements are incorporated into any transportation model used by the City to measure Available Capacity, which date shall be noticed in writing by the CMSO to Gran Central, but not later than the date of Conditional Acceptance of the Interchange by FDOT, whichever first occurs.

         1.16. "Investment Recoupment Fund" shall mean the account identified by the City pursuant to the Interchange Development Agreement into which all Fair Share Contributions will be deposited.

         1.17. "Investment Recoupment Termination Date" shall mean the first to occur of (i) the date all sums which may become due and payable to Gran Central under the Interchange Development Agreement are paid in full; (ii) the date upon which Gran Central has received the Fair Share Contribution for Added Capacity on each Improved Link; or (iii) May 15,2019.

         1.18. "Maximum Link Cost Recovery" shall mean the maximum amount of Interchange Development Costs which may be recovered through Fair Share Contributions for each Improved Link as described on Schedule 4 attached hereto.

         1.19. "Planning Department" shall mean the City of Jacksonville Planning Department.

         1.20. "Planning Director" shall mean the Director of the City of Jacksonville Planning Department.

         1.21. "Trip" shall mean each pm peak hour trip generated from development which impacts the Improved Links, pursuant to the CCAS and CRC testing under the Concurrency Ordinance, as in effect on the date hereof and as such trips are measured in accordance with the Institute of Traffic Engineers Trip Generation Manual (6th edition) or such other measurement adopted by or utilized by the City and administered by the CMSO.

2.       FAIR SHARE CONTRIBUTION CHARGE

         2.1. From and after the Investment Recoupment Charge Date and to and including the Investment Recoupment Termination Date, the City shall charge all applicants for Final Development Orders for Development coincident with application for transportation concurrency approval by the CMSO pursuant to the Concurrency Ordinance, a Fair Share Contribution which would be charged by the City for any portion of the Added Capacity reserved to such Development as if the Improved Links were a deficit link to the extent of the Added Capacity (notwithstanding that the Added Capacity may then be included in the Concurrency Ordinance as "Available Capacity"). These amounts shall be deposited by the City upon receipt into the Investment Recoupment Fund and remitted by the City to Gran Central on a monthly basis not later than the 15th day of each month following receipt of such Fair Share Contributions by the City by written requisition from the Director of the Planning Department or his or her designee.

         2.2. Fair Share Contributions shall be paid over to Gran Central by the City as to any Improved Link until the Added Capacity is reduced to zero for such Improved Link. No Fair Share Contributions will be charged by the City or paid to Gran Central for the Existing Capacity.

         2.3. All Fair Share Contributions to be paid to Gran Central under subsection 2.1 above shall be deposited by the City into the Investment Recoupment Fund and if not paid to Gran Central on or before the due date, shall bear interest at the rate of thirteen percent (13%) per annum until paid.

         2.4. Fair Share Contributions shall be charged by the City for impacts to the Improved Links as a condition to issuance of any Final Development Order, regardless of the amount of Available Capacity on the Improved Links under the Concurrency Ordinance at the time of such charge and payment, recognizing that these Fair Share Contributions are committed by the City to be charged and paid to Gran Central pursuant to Section 655.215, Ordinance Code, to reimburse Gran Central for advancing the cost of the Interchange Development Improvements.

         2.5. Gran Central shall notify the CMSO in writing not later than (i) thirty (30) days after the date of Conditional Acceptance of the Interchange by FDOT of the date of such Conditional Acceptance and (ii) not later than forty five (45) days after Final Acceptance of the Interchange by FDOT of the total amount of the Interchange Development Costs. Gran Central shall also certify to the City and the CMSO in writing the amount of any Interchange Development Costs previously funded by Gran Central or contractually committed by Gran Central prior to disbursement of funds to Gran Central from the Investment Recoupment Fund.

If at any time the amount of Fair Share Contributions payable to Gran Central under this Agreement exceeds the amount of Interchange Development Costs advanced by Gran Central, payments to Gran Central from the Investment Recoupment Fund shall be tolled until advances by Gran Central are equal to or greater than the Fair Share Contributions to be advanced.

         2.6. The City shall be responsible to establish a system within the CMSO to insure that all applicants for Final Development Orders will be charged the Fair Share Contribution prior to and as a condition to issuance of Final Development Orders and as part of any issuance of CCAS or CRC by the City. If the City shall fail to collect and deposit any such Fair Share Contributions into the Investment Recoupment Fund which are due and owing to Gran Central under the terms of this Schedule, then the city shall be obligated to appropriate and deposit into the Investment Recoupment Fund such amounts from its legally available funds not later than fifteen (15) days from the date of issuance of any Final Development Order as to which such charges are owed but unpaid.

         2.7. No separate administration fees to establish or administer Fair Share Contributions shall be charged by the City under this Schedule. Such administrative costs shall be incurred as part of and paid out of fees for issuance of CCAS and CRC by the CMSO pursuant to Chapter 655, Ordinance Code.

         2.8. The Planning Director has determined that the Fair Share Contribution constitutes a fair and reasonable method of charge which reflects the estimated cost of construction of transportation improvements which would be required to be paid for by applicants for development approvals under Chapter 655, Ordinance Code or the City as part of the Capital Improvements Program, to create the Available Capacity resulting from construction of the Interchange Development Improvements.

3.       MISCELLANEOUS

         3.1. The City shall be exempt from payment of Fair Share Contributions for Development funded solely by the City.

         3.2. If and to the extent the existing "fair share" formula charged under the Comprehensive Plan or the Concurrency Ordinance approval process is modified or terminated for any reason, the City acknowledges that the Fair Share Contribution will continue to be charged by the City and paid over to Gran Central for the duration set forth in this Schedule, recognizing that but for the commitment of the City to establish and maintain a method of charge and collection for Investment Recoupment by Gran Central, Gran Central would not enter into the Interchange Development Agreement or advance the Interchange Development Costs.

         3.3. This Investment Recoupment Schedule and the obligations of the City set forth herein shall be administered by the Planning Department and the CMSO or such successor department responsible for administration of the Concurrency Ordinance and are adopted pursuant to the authority granted under Section 655.210 of the Concurrency Ordinance.

         3.4. All Final Development Orders issued by the City from and after the date hereof shall incorporate the Fair Share Contribution requirements set forth herein for Development impacting the Improved Links under the Concurrency Ordinance.

         3.5. This Schedule forms a part of and shall be governed by the terms and provisions of the Interchange Development Agreement between the City and Gran Central dated ____________, 1999.

                                   SCHEDULE 1

                                 ADDED CAPACITY

SCHEDULE 1 - ADDED CAPACITY DUE TO THE CONSTRUCTION OF THE INTERCHANGE


                                                                     Existing    Existing                      Change in
                                                                     Maximum       Plus                      Traffic due to
                                                                     Service     Committed      Available      due to the
     Rd Name                          Segment                        Volume(1)    Trips(1)     Capacity(1)    Interchange(2)
----------------------------------------------------------------------------------------------------------------------------
I-95                   St. Johns County to Old St. Augustine Rd       5,900        4,444          1,458           -8.8%
                       Old St. Augustine Rd to I-295(3)               8,200        4,444          3,756           30.3%

Old St. Augustine Rd   Philips Hwy (US-1) to I-95                     1,950        1,637            313            7.3%
                       I-95 to Hood Landing                           1,950        1,637            313           -4.1%
                       Hood Landing to I-295                          3,890        6,016         (2,126)         -14.8%

Philips Hwy (US-1)     St. Johns County to Old St. Augustine Rd       5,510        2,332          3,178           30.0%
                       Old St. Augustine Rd to Greenland Rd           5,510        2,332          3,178          -35.5%
                       Greenland Rd to Southside Blvd                 5,340        4,593            747          -31.8%
                       Southside Blvd to Baymeadows Rd                4,260        4,199             61           -6.5%

                                                                                                                  Added
                                                                      Estimated     Maximum                      Capacity
                                                                       Traffic      Service       Available     due to the
                                                                      Volume w/     Volume w/    Capacity w/    Interchange
     Rd Name                          Segment                        Interchange   Interchange   Interchange    Construction
----------------------------------------------------------------------------------------------------------------------------
I-95                   St. Johns County to Old St. Augustine Rd        4,053         5,900          1,847           391
                       Old St. Augustine Rd to I-295(3)                5,791         8,200          2,409           N/A

Old St. Augustine Rd   Philips Hwy (US-1) to I-95                      1,757         1,950            193           N/A
                       I-95 to Hood Landing                            1,570         1,950            380            67
                       Hood Landing to I-295                           5,126         3,890         (1,236)          890

Philips Hwy (US-1)     St. Johns County to Old St. Augustine Rd        3,032         5,510          2,478           N/A
                       Old St. Augustine Rd to Greenland Rd            1,504         5,510          4,006           828
                       Greenland Rd to Southside Blvd                  3,132         5,340          2,208         1,461
                       Southside Blvd to Baymeadows Rd                 3,926         4,260            334           273

Notes

1) The existing traffic data was obtained from the Jacksonville Planning Department's Rdway Link Status Report, dated 1/12/99.

2) The change in traffic due to the construction of the Interchange was determined using the FSUTMS traffic model and the JUATS data files used by the Jacksonville Planning Department for Concurrency determinations.

3) FHWA has required that this segment of I-95 be widened before the interchange is constructed. The Existing Maximum Service Volume has been increased to 8,200 vph to reflect that this improvement has been included in the FDOT Tentative Work Program (FY 1999/00-FY 2003/04).

                                                               Revised 21-May-99

                                   SCHEDULE 2

                               EXISTING CAPACITY

SCHEDULE 2 - EXISTING CAPACITY

                                                                     Existing    Existing
                                                                     Maximum       Plus         Existing
                                                                     Service     Committed      Available
     Rd Name                          Segment                        Volume(1)    Trips(1)     Capacity(1)
----------------------------------------------------------------------------------------------------------
I-95                   St. Johns County to Old St. Augustine Rd       5,900        4,444          1,456
                       Old St. Augustine Rd to I-295(2)               8,200        4,444          3,756

Old St. Augustine Rd   Philips Hwy (US-1) to I-95                     1,950        1,637            313
                       I-95 to Hood Landing                           1,950        1,637            313
                       Hood Landing to I-295                          3,890        6,016         (2,126)

Philips Hwy (US-1)     St. Johns County to Old St. Augustine Rd       5,510        2,332          3,178
                       Old St. Augustine Rd to Greenland Rd           5,510        2,332          3,178
                       Greenland Rd to Southside Blvd                 5,340        4,568            774
                       Southside Blvd to Baymeadows Rd                4,260        4,199             61

Notes

1) The existing traffic data was obtained from the Jacksonville Planning Department's Roadway Link Status Report, dated 1/12/99.

2) This improvement has been included in the FDOT Tentative Work Program (FY 1999/00-FY 2003/04).

                                   SCHEDULE 3

                           MINIMUM FAIR SHARE PAYMENT

SCHEDULE 3 - MINIMUM FAIR SHARE PAYMENT SCHEDULE


                                                                                                   Existing     Proposed
                                                                                       Total        Maximum      Maximum
                                                                    Improvement      Estimated      Service      Service
     Rd Name                          Segment                       Description        Cost        Volume(1)     Volume
-------------------------------------------------------------------------------------------------------------------------
I-95                   St. Johns County to Old St. Augustine Rd   Widen to 6-lanes   $ 6,920,760     5,900        8,500

Old St. Augustine Rd   I-95 to Hood Landing                       Widen to 4-lanes   $10,965,012     1,950        3,320
                       Hood Landing to I-295                      Widen to 6-lanes   $ 1,704,480     3,690        5,000

Philips Hwy (US-1)     Old St. Augustine Rd to Greenland Rd       Widen to 6-lanes   $ 3,603,258     5,510        8,210
                       Greenland Rd to Southside Blvd             Widen to 6-lanes   $ 2,059,004     5,510        8,210
                       Southside Blvd to Baymeadows Rd            Widen to 6-lanes   $ 6,348,597     5,340        8,210

                                                                       Increase in      Minimum
                                                                         Maximum      "Fair Share"
                                                                         Service        Payment
     Rd Name                          Segment                            Volume         per Trip
--------------------------------------------------------------------------------------------------
I-95                   St. Johns County to Old St. Augustine Rd           2,600          $2,662

Old St. Augustine Rd   I-95 to Hood Landing                               1,370          $8,004
                       Hood Landing to I-295                              1,110          $1,536

Philips Hwy (US-1)     Old St. Augustine Rd to Greenland Rd               2,700          $1,335
                       Greenland Rd to Southside Blvd                     2,700          $  763
                       Southside Blvd to Baymeadows Rd                    2,870          $2,212

Notes

1) The existing traffic data was obtained from the Jacksonville Planning Department's Rdway Link Status Report, dated 1/12/99.

                                   SCHEDULE 4

                           MAXIMUM LINK COST RECOVERY

SCHEDULE 4 - MAXIMUM REPAYMENT CALCULATIONS

                                                                                      Increase or
                                                                      "Fair Share"    (Decrease)
                                                                          Per             in          Maximum
                                                                          Trip         Available     Link Cost
     Rd Name                          Segment                           Increase       Capacity      Recovery
---------------------------------------------------------------------------------------------------------------
I-95                   St. Johns County to Old St. Augustine Rd          $2,662           391        $1,040,842

Old St. Augustine Rd   I-95 to Hood Landing                              $8,004            67        $  536,268
                       Hood Landing to I-295                             $1,536           890        $1,367,040

Philips Hwy (US-1)     Old St. Augustine Rd to Greenland Rd              $1,335           828        $1,105,380
                       Greenland Rd to Southside Blvd                    $  763         1,461        $1,114,743
                       Southside Blvd to Baymeadows Rd                   $2,212           273        $  603,876

                                  Total Maximum Cost Recovery                                        $5,768,149

Notes

1) The existing traffic data was obtained from the Jacksonville Planning Department's Roadway Link Status Report, dated 1/12/99.